EXHIBIT 10.5.5

FIRST AMENDMENT
TO
CREDIT AGREEMENT
DATED AS OF MARCH 29, 2013

AMONG

STARBOARD RESOURCES, INC.,

AS BORROWER,

THE GUARANTORS PARTY HERETO,

MUTUAL OF OMAHA BANK,

AS ADMINISTRATIVE AGENT,

AND

THE LENDERS PARTY HERETO

FIRST AMENDMENT TO CREDIT AGREEMENT

This First Amendment to Credit Agreement (this “First Amendment”) dated as of March 29, 2013, is among STARBOARD RESOURCES, INC., a corporation duly formed and existing under the laws of Delaware (the “Borrower”), each of the undersigned guarantors (the “Guarantors”), each Lender (as defined below) party hereto, and Mutual of Omaha Bank, as administrative agent for the Lenders (in such capacity, together with its successors and assigns, the “Administrative Agent”).

RECITALS

A. The Borrower, the Administrative Agent and the banks and other financial institutions from time to time party thereto (together with their respective successors and assigns in such capacity, each as a “Lender”) have entered into that certain Credit Agreement dated as of July 26, 2012 (as amended, restated, modified or supplemented from time to time until the date hereof, the “Credit Agreement”).

B. The Borrower has requested and the Required Lenders have agreed to amend certain provisions of the Credit Agreement as set forth herein.

C. NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, the parties agree as follows:

Section 1. Definitions. Unless otherwise defined in this First Amendment, each capitalized term used in this First Amendment has the meaning assigned to such term in the Credit Agreement. All references to sections in this First Amendment shall be to sections of the Credit Agreement unless otherwise indicated.

Section 2. Amendments to Credit Agreement.

2.1 Section 1.02.

(a) Section 1.02 is hereby amended by deleting the definition of “Permitted Tax Distributions” in its entirety.

(b) Section 1.02 is hereby amended by deleting the definition of “Agreement” in its entirety and replacing it with the following:

‘“Agreement” means this Credit Agreement, as amended by the First Amendment to Credit Agreement dated as of March 29, 2013, as the same may be amended, amended and restated, supplemented or modified from time to time.”

(c) Section 1.02 is hereby amended by adding the following defined terms in the appropriate alphabetical order:

‘“First Amendment Effective Date” means March 29, 2013.

“Second Lien Administrative Agent” means SOSventures, LLC as administrative agent under the Second Lien Term Loan Agreement.

“Second Lien Intercreditor Agreement” means that certain Intercreditor Agreement dated the date hereof among the Borrower, the Guarantors, the Administrative Agent and the Second Lien Administrative Agent.

“Second Lien Notes” means the Notes (as defined in the Second Lien Term Loan Agreement) in original stated principal amount of up to $10,000,000 issued pursuant to the Second Lien Term Loan Agreement, together with all amendments, modifications, replacements, extensions and rearrangements thereof permitted by Section 9.04(b).

“Second Lien Term Loan Agreement” means that certain Second Lien Credit Agreement dated as of March 29, 2013 among the Borrower, the Second Lien Administrative Agent and all other lenders party thereto from time to time and together with all amendments, modifications and supplements thereto permitted by Section 9.04(b).

“Second Lien Term Loan Documents” means the Second Lien Term Loan Agreement, the Second Lien Notes and any other “Loan Documents” (as defined in the Second Lien Term Loan Agreement), in each case, together with all amendments, modifications and supplements thereto permitted by Section 9.04(b).”

2.2 Section 8.01. Section 8.01(g) is hereby amended by inserting the words “the Second Lien Term Loan Agreement,” immediately after the words “to the terms of” in the second line thereto.

2.3 Section 8.02. Section 8.02 is hereby amended by (a) deleting the word “and” at the end of clause (b) thereto, (b) deleting the period at the end of clause (c) and inserting the phrase “; and” at the end thereto and (c) inserting the following new Section 8.02(d):

“(d) any notice of default under the Second Lien Term Loan Documents not otherwise required to be furnished to the Lenders pursuant to any other provision of this Section 8.02.”

2.4 Section 8.14. Section 8.14 is hereby amended by inserting the following new Section 8.14(d):

“(d) The Borrower agrees that it will not, and will not permit any Subsidiary to, grant a Lien on any Property to secure the Second Lien Notes without first (i) giving thirty (30) days’ prior written notice to the Administrative Agent thereof and (ii) granting to the Administrative Agent, to secure the Indebtedness, a first-priority, perfected Lien (subject only to Excepted Liens identified in clauses (a) to (d) and (f) of the definition thereof, but subject to the provisos at the end of such definition) on this same Property pursuant to Security Instruments in form and substance satisfactory to the Administrative Agent. In connection therewith, the Borrower shall, or shall cause its Subsidiaries to, execute and deliver such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Administrative Agent.”

2.5 Section 9.02. Section 9.02 is hereby amended by (a) deleting the word “and” at the end of clause (d) thereto, (b) deleting the period at the end of clause (e) and inserting the phrase “; and” at the end thereto and (c) inserting the following new Section 9.02(f):

“(f) Debt under the Second Lien Notes and any guarantees thereof by a Guarantor, the principal amount of which Debt does not exceed $10,000,000 in the aggregate.”

2.6 Section 9.03. Section 9.03 is hereby amended by (a) deleting the word “and” at the end of clause (b) thereto, (b) deleting the period at the end of clause (c) and inserting the phrase “; and” at the end thereto and (c) inserting the following new Section 9.03(d):

“(d) Liens on Property securing the Second Lien Notes and any guaranties thereof as permitted by Section 9.02(f); provided, however, that (i) such Liens securing such Debt are subordinate to the Liens securing the Indebtedness, this Agreement and the other Loan Documents pursuant to the Second Lien Intercreditor Agreement and (ii) both before and after giving effect to the incurrence of any such Lien, the Borrower is in compliance with Section 8.14(d) and the Second Lien Intercreditor Agreement.”

2.7 Section 9.04. Section 9.04 is hereby amended by (a) creating Section 9.04(a) from the existing paragraph, (b) deleting the comma at the end of clause (ii) and inserting the word “and” at the end thereto, (c) deleting the word “and” at the end of clause (iii) and inserting a period at the end thereto and (e) inserting the following new Section 9.04(b):

“(b) Redemption of Second Lien Notes; Amendment of Second Lien Term Loan Documents. The Borrower will not, and will not permit any Subsidiary to:

(i) call, make or offer to make any optional or voluntary prepayment or redemption of or otherwise optionally or voluntarily redeem or prepay (whether in whole or in part) the Second Lien Notes or make any interest payment in respect thereto, except the Borrower may make such payments of principal or interest within five days of receipt of a New Borrowing Base Notice in an amount not to exceed (x) $2,500,000 at any one time and (y) $5,000,000 during any 12 consecutive month period, if after giving effect to such payment:

(A) no Borrowing Base Deficiency, Default or Event of Default has occurred and is continuing or would result therefrom;

(B) the Borrower would have at least twenty-five percent (25%) of unused availability under the then existing Borrowing Base;

(C) a Responsible Officer of the Borrower certifies in a certificate that after giving effect to such payment the sum of unused availability under the then existing Borrowing Base and unrestricted cash and cash equivalents of the Borrower and its Subsidiaries, would be greater than or equal to the amount necessary to support Capital Expenditures of the Borrower and its Subsidiaries for the next twelve (12) months while allowing the Borrower to concurrently maintain at least 15% of unused availability under the then existing Borrowing Base;

(D) the Borrower’s

(I) ratio of EBITDAX for the four fiscal quarters ending on the most recent date for which financials are available to Interest Expense for such four fiscal quarters is greater than 3.5 to 1.0;

(II) ratio of Debt for the fiscal quarter ending on the most recent date for which financials are available to EBITDAX for the four fiscal quarters ending on such date is less than 3.5 to 1.0; and

(III) ratio of (1) consolidated current assets (excluding non-cash assets under FAS 133) for the fiscal quarter ending on the most recent date for which financials are available to (2) consolidated current liabilities (excluding non-cash obligations under FAS 133 and current maturities under this Agreement) for such fiscal quarter is greater than 1.5 to 1.0.

(ii) amend, modify, waive or otherwise change, consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Second Lien Term Loan Documents, provided that the foregoing shall not prohibit the execution of amendments to the Second Lien Loan Documents and supplemental collateral documentation or guarantees as contemplated by the Second Lien Intercreditor Agreement and the Borrower complies with Section 8.14(b) and (d).”

2.8 Section 9.17. Section 9.17 is hereby amended by inserting the phrase “, the Second Lien Term Loan Documents,” immediately after the words “the Security Instruments” in the second line thereto.

2.9 Section 10.01. Section 10.01 is hereby amended by inserting the following new Section 10.01(o):

“(o) the Borrower or any Subsidiary shall (i) fail to make any payment in respect of the Second Lien Notes, when and as the same shall become due and payable or (ii) default in the observance or performance of any covenant or agreement in the Second Lien Term Loan Agreement or any other agreement or condition relating to the Second Lien Term Loan Agreement or contained in any instrument or agreement relating thereto and such failure shall continued unremedied for any applicable grace period contained in the Second Lien Term Loan Agreement or such other instrument or agreement relating thereto.”

Section 3. Effectiveness. This First Amendment shall become effective on the first date on which each of the conditions set forth in this Section 3 is satisfied (the “First Amendment Effective Date”):

3.1 The Administrative Agent shall have received duly executed counterparts (in such number as may be requested by the Administrative Agent) of this First Amendment from the Borrower, each Guarantor and the Required Lenders.

3.2 The Borrower shall have paid all fees and other amounts due and payable on or prior to the First Amendment Effective Date, including, to the extent invoiced, all reasonable out-of-pocket expenses required to be reimbursed or paid by the Borrower under the Credit Agreement.

3.3 The Administrative Agent shall have received a duly executed intercreditor agreement among the Borrower, each Guarantor, the Administrative Agent and SOSventures as lender under the second lien term loan agreement, the terms and conditions which shall be satisfactory to the Administrative Agent.

3.4 The Administrative Agent shall have received executed copies of the Second Lien Term Loan Documents, the terms and conditions which shall be satisfactory to the Administrative Agent.

3.5 No Default or Event of Default shall have occurred and be continuing as of the date hereof, after giving effect to the terms of this First Amendment.

Section 4. Governing Law. THIS FIRST AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS.

Section 5. Miscellaneous. (a) On and after the effectiveness of this First Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in each other Loan Document to “the Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as amended or otherwise modified by this First Amendment; (b) the execution, delivery and effectiveness of this First Amendment shall not, except as expressly provided herein, operate as a waiver of any default of the Borrower or any right, power or remedy of the Administrative Agent or the Lenders under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents; (c) this First Amendment may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract; and (d) delivery of an executed counterpart of a signature page of this First Amendment by telecopy or electronic transmission shall be effective as delivery of a manually executed counterpart thereof.

Section 6. Ratification and Affirmation; Representations and Warranties. The Borrower and each Guarantor hereby (a) acknowledges the terms of this First Amendment; (b) ratifies and affirms its obligations under, and acknowledges, renews and extends its continued liability under, each Loan Document to which it is a party and agrees that each Loan Document to which it is a party remains in full force and effect, except as expressly amended or modified hereby and (c) represents and warrants to the Lenders that as of the First Amendment Effective Date, after giving effect to the terms of this First Amendment: (i) all of the representations and warranties contained in each Loan Document to which it is a party are true and correct, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, such representations and warranties shall continue to be true and correct as of such specified earlier date, and (ii) no Default or Event of Default has occurred and is continuing.

Section 7. Loan Document. This First Amendment is a Loan Document as defined and described in the Credit Agreement and all of the terms and provisions of the Credit Agreement relating to Loan Documents shall apply hereto.

Section 8. Final Agreement. THE CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS, INCLUDING THIS FIRST AMENDMENT, REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO ORAL AGREEMENTS BETWEEN THE PARTIES.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by their officers thereunto duly authorized as of the date first above written.

BORROWER:	STARBOARD RESOURCES, INC.

By:
Name: Title:

GUARANTOR:	IMPETRO RESOURCES, LLC

By:
Name: Title:

GUARANTOR:	IMPETRO OPERATING, LLC

By:
Name: Title:

Signature Page
STARBOARD RESOURCES, INC. – First Amendment

ADMINISTRATIVE AGENT AND LENDER:	MUTUAL OF OMAHA BANK

By:
Name: Title:

Signature Page
STARBOARD RESOURCES, INC. – First Amendment